Exhibit 99.1

Goldman Sachs BDC, Inc. Appoints Ross J. Kari to the Board of Directors

Company Release – August 6, 2015

NEW YORK—(BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GS BDC” or the “Company”) (NYSE: GSBD) announced today that Ross J. Kari has been elected to the Company’s Board of Directors, effective August 4, 2015. Mr. Kari’s appointment brings the total size of the Board of Directors to six, five of whom are independent.

Mr. Kari is an independent director under New York Stock Exchange standards because he is not an “interested person” of GS BDC, as defined in Section 2(a)(19) of the Investment Company Act of 1940. Mr. Kari will hold office until the date of the Company’s 2017 Annual Meeting of Stockholders and until his successor shall be elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. Mr. Kari will also serve on the audit, compliance, compensation, contract review and governance and nominating committees.

Mr. Kari is retired. Previously, Mr. Kari was Executive Vice President and Chief Financial Officer of Federal Home Loan Mortgage Corporation (Freddie Mac), where he worked for four years. Previously, he held senior management positions at SAFECO Corporation, a personal insurance company, Federal Home Loan Bank of San Francisco, and Wells Fargo & Company, where he began his career and worked for 19 years. Based on the foregoing, Mr. Kari is experienced with financial and investment matters.

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is an externally managed specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. The Company was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States. The Company is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. The Company seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Katherine Schneider, 203-983-2529

Media Contact: Andrew Williams, 212-902-5400

Source: Goldman Sachs BDC, Inc.